Exhibit 2.30

TRANSITION AGREEMENT

                This Transition Agreement (this “Transition Agreement”) is dated as of January 30, 2009 and is by and among Verizon Communications Inc., Verizon New England Inc. and Verizon Information Technologies LLC, on the one hand (collectively, “Verizon”), and FairPoint Communications, Inc., Northern New England Telephone Operations LLC, Telephone Operating Company of Vermont LLC and Enhanced Communications of Northern New England Inc., on the other hand (collectively, “FairPoint”).

RECITALS

WHEREAS, certain of the parties or certain of their Affiliates are parties to (i) the Transition Services Agreement dated as of January 15, 2007, as amended, by and among Verizon Information Technologies LLC (“Supplier”), Northern New England Telephone Operations Inc. and Enhanced Communications of Northern New England Inc. and FairPoint Communications, Inc.(“Buyers”) (the “Transition Services Agreement”); (ii) the Distribution Agreement, dated as of January 15, 2007, as amended, by and between Verizon Communications Inc. and Northern New England Spinco Inc. (the “Distribution Agreement”); and (iii) the Intellectual Property Agreement, dated as of March 31, 2008 by and among Verizon Communications Inc., Northern New England Spinco Inc. and FairPoint Communications, Inc. and (iv) the Transition Period Trademark License Agreement, dated as of March 31, 2008, between Verizon Communications Inc. and FairPoint Communications, Inc. (collectively, the “Intellectual Property Agreements”).  Capitalized terms have the meanings assigned in the Transition Services Agreement and Distribution Agreement.

WHEREAS, FairPoint has certain payment obligations to Verizon pursuant to Schedule B of the Transition Services Agreement and the POP Assets Purchase Agreement, dated as of December 30, 2008, between Verizon Information Technologies LLC and FairPoint Communications, Inc. pursuant to Schedule E of the Transition Services Agreement (the “POP Asset Purchase Agreement”) that total $45,350,392 (the “FairPoint Payment Obligation”).

WHEREAS, Verizon New England Inc. has certain payment obligations to FairPoint in 2009, and may have certain additional payment obligations to FairPoint in 2010, which in the aggregate would total $30,000,000, in connection with certain line losses pursuant to the Order NO. 24,823, dated February 25, 2008, of the State of New Hampshire Public Utilities Commission (the “Line Loss Payments”).

WHEREAS, FairPoint has made allegations of non-performance of certain obligations by Verizon, Spinco, Supplier or their Affiliates.

WHEREAS, FairPoint requires access to the temporary use of certain Internet Single Number Access telephone numbers.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows.

1.             Verizon New England, Inc. hereby irrevocably transfers to FairPoint the $30,000,000 Line Loss Payments, and FairPoint hereby acknowledges receipt of the $30,000,000 Line Loss Payments.  The parties agree that this transfer is being effected by means of a $30,000,000 credit by Supplier against the FairPoint Payment Obligation.  Verizon New England Inc. and Supplier irrevocably waive any right to any future refund, recoupment, or reimbursement of any portion of the Line Loss Payments.

2.             Verizon hereby issues to FairPoint a credit of $200,000 against the fees and expenses invoiced by Verizon Information Technologies LLC on January 9, 2009 and paid by FairPoint on January 27, 2009.  The parties agree that this credit shall reduce the FairPoint Payment Obligation by $200,000.  Verizon shall apply this credit for accounting purposes as a reduction of the Schedule A fees paid in January under the Transition Services Agreement.

3.             Supplier and FairPoint shall execute and deliver contemporaneously herewith an amended POP Assets Purchase Agreement and related documentation, in the forms to which they have previously agreed (the “Amended POP Agreement”).

4.             The remaining amount of the FairPoint Payment Obligation, after giving effect to Sections 1 and 2 above and the Amended POP Agreement, is $7,650,392 (the “Remaining Amount”).  FairPoint agrees to pay the Remaining Amount to Verizon via wire transfer of immediately available funds on February 20, 2009, and Verizon agrees to accept payment on such date.  Transfer of assets pursuant to the Amended POP Agreement shall be effective upon Verizon’s receipt of the Remaining Amount.  FairPoint agrees not to assert any defense to payment of the Remaining Amount on February 20, 2009, and shall not set off, appropriate or apply such payment against any amount owed to it or any of its affiliates by Verizon Communications Inc. or any of its affiliates.  For the avoidance of doubt, the parties acknowledge and agree that Verizon shall retain all right, title and interest in and to the assets that are the subject of the Amended POP Agreement unless and until the payment of the Remaining Amount is received by Verizon, and Verizon shall have the right to take possession of such assets (and FairPoint hereby waives any defenses it may have to such action) and/or otherwise terminate FairPoint’s use of such assets if payment of the Remaining Amount is not received by Verizon on February 20, 2009.

5.             Supplier and FairPoint shall execute and deliver contemporaneously herewith the IPRS Letter Agreement in the form to which they have previously agreed.  Supplier and FairPoint shall execute and deliver contemporaneously herewith the Wholesale Customer Billing Statement Copy Agreement in the form to which they have previously agreed.

6.             FairPoint, for and in consideration of good and valuable consideration, including the terms and conditions set forth in this Transition Agreement, the sufficiency and receipt of which are hereby acknowledged, and on behalf of its shareholders, parent corporations, subsidiaries, divisions, Affiliates, officers, directors, principals, employees, attorneys, agents, designees, representatives, successors, predecessors and assigns, hereby agrees to irrevocably release and forever discharge Verizon and its shareholders, and their respective parent corporations, subsidiaries, divisions, Affiliates, officers, directors, principals, employees, attorneys, agents, designees, representatives, successors, predecessors and assigns, from any and all claims, demands, bills, controversies, obligations, costs (including reasonable costs and attorneys fees), and causes of action of any nature whatsoever in any way arising from or under, or relating to the Transition Services Agreement, the Distribution Agreement, and each of the Intellectual Property Agreements, whether past, present or future, known or unknown, asserted or not asserted in law or equity; provided that the foregoing release shall not limit FairPoint’s ability to assert claims (i) pursuant to Article VIII, Section 7.7 (it being understood and agreed that Section 7.7 does not impose any independent obligation to transfer assets) and Section 7.6 of the Distribution Agreement on the terms set forth therein, but only, as to Section 7.6, with respect to any claimed failure to deliver any tangible assets (including Telephone Plant), Owned Real Property or Real Property Interests that should have been included among the Spinco Assets or (ii) pursuant to Article VIII of the Distribution Agreement with respect to the matters set forth therein or (iii) pursuant to Article XVIII and Section 16.2 of the Transition Services Agreement or (iv) Verizon’s obligations under the Transition Services Agreement to complete Cutover or (v) to continue to process Healthcare Benefits claims incurred during the Healthcare Transition Services Period, as provided in the Healthcare Implementation Section at the end of Schedule C of the Transition Services Agreement, which Healthcare Implementation Section was added by Section 4 of Amendment No. 1 to the Transition Services Agreement, dated as of March 31, 2008, and which processing commitment is described at the end of the paragraph at the top of page 9 of such Amendment No. 1; provided that in no event shall such obligation to process Healthcare Benefits claims extend beyond April 30, 2009 (or a later date if provided for under the healthcare plans of Supplier).

7.             The parties further declare that the terms of this Agreement have been completely read and are fully understood, and the Transition Agreement is executed and entered into voluntarily by the parties for the purpose of making a full and final compromise, adjustment, and settlement referenced herein.

8.             Each party represents and warrants that it has the authority to execute, deliver and perform this Transition Agreement and that the performance of this agreement shall not conflict with any Law or Contract.

9.             Each party agrees that, except to the extent required to comply with the requirements of applicable law or the rules and regulations of any national securities exchange upon which the securities of one of the parties (or its parent) is listed, no press release, similar public announcement, or public disclosure with respect to this Transition Agreement will be published or made unless, to the extent practicable, each of the other parties has been previously consulted with respect thereto and specifically approved such disclosure in advance and in writing.  Such approval will not be unreasonably withheld.

10.           This Transition Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.           This Transition Agreement and the Amended POP Agreement supersede any and all prior oral or written agreements respecting the specific matters between the parties referenced herein or therein and set forth the entire agreement among the parties with respect to the specific subject matter hereof and thereof.

12.           This Transition Agreement shall be governed by and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction).  The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding to enforce the provisions of this agreement.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT.

                IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be duly executed and delivered as of the date first above written.

VERIZON COMMUNICATIONS INC.

By:
Name: Stephen E. Smith
Title: Authorized Representative

VERIZON NEW ENGLAND INC.

By:
Name: Stephen E. Smith
Title: Authorized Representative

VERIZON INFORMATION TECHNOLOGIES LLC

By:
Name: Stephen E. Smith
Title: Authorized Representative

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President

NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President

ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC.

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President

TELEPHONE OPERATING COMPANY OF VERMONT LLC

By:	/s/ Shirley J. Linn
Name: Shirley J. Linn
Title: Executive Vice President